Exhibit 11.1


GREKA ENERGY CORPORATION

Computation of Earnings (Loss) Per Common Share
For the Three Month Period Ended March 31, 1999 and 1998

                                                        1999            1998
Basic Earnings
   Net Income (loss) before minority interest
     in earnings (loss) of consolidated subsidiary (1,133,580) (358,304) Minority interest in earnings (loss) of
     consolidated subsidiary                             (1,038)            0
   Preferred Stock dividends                             (8,958)            0
                                                     -----------    ----------
   Net Income (loss) available to Common             (1,141,498)     (358,304)
                                                     ===========    ==========
Basic Shares
   Weighted average number of Common                 -----------    ----------
     Shares outstanding                               3,025,655      1,558,843
                                                     ===========    ==========
Basic Earnings per Common Share                      -----------    ----------
   Net Income (loss) available to Common             $    (0.38)    $   (0.23)
                                                     ===========    ==========
Diluted Earnings
   Net Income (los) before minority interest
     in earnings (loss) of consolidated
     subsidiary                                      (1,133,580)     (358,304)
   Minority Interest in earnings (loss) of
     consolidated subsidiary                             (1,038)            0
   Preferred Stock dividends                             (8,958)            -
   Plus Interest expense attributable
     to Debentures, net of related income taxes               -             0
                                                     -----------    ----------
   Net Income (loss) available to Common             (1,141,498)     (358,304)
                                                     ===========    ==========
Diluted Shares
   Weighted average number of Common
     Shares outstanding                               3,025,655     1,558,843
   Effect of dilutive securities:
     Of shares underlying options                             -             0
     Of shares underlying convertible
       Debentures                                             -             0
                                                     -----------    ----------
   Diluted Shares                                     3,025,655     1,558,843
                                                     ===========    ==========
Diluted Earnings per Common Share                    -----------    ----------
   Net Income (loss)                                 $    (0.38)    $   (0.23)
                                                     ===========    ==========
Memo only (do not EDGARize)
Dilution factor: diluted EPS/basic EPS                  100.000%      100.000%
                                                     ===========    ==========